EXHIBIT 23.2

                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors:
NSK-Warner Kabushiki Kaisha

We consent to the incorporation by reference in the registration statement on Form S-3 of BorgWarner Inc. dated August 30, 2002, of our report dated April 24, 2002, with respect to the consolidated balance sheets of NSK-Warner Kabushiki Kaisha and subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002 which report appears in the Annual Report on Form 10-K/A of BorgWarner Inc. for the year ended December 31, 2001 and to the reference to our firm under the heading "Experts" in this registration statement.


/s/ KPMG

Tokyo, Japan
August 29, 2002